Exhibit 10.36

CONFIDENTIAL TREATMENT REQUESTED

Where the text of this document has been redacted, it has been marked “[****]”. Such redacted portion has been filed separately with the Securities and Exchange Commission pursuant to Rule 406 promulgated under the Securities Act of 1933, as amended.

EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Distribution Agreement (this “Agreement”) is entered into as of 29th June 2011 (the “Effective Date”), between Oncogenerix, Inc., a Nevada corporation having offices at 3069 Pignatelli Crescent, Mt. Pleasant, SC 29466 (“Oncogenerix”) and Rosemont Pharmaceuticals Limited (company number: 00924648), a company incorporated in England and Wales and having offices at Rosemont House, Yorkdale Industrial Park, Braithwaite Street, Leeds LS II 9XE, United Kingdom (“Rosemont”).

RECITALS

WHEREAS, Oncogenerix is a generic and specialty pharmaceutical sales and distribution company engaged in the import, export, marketing, sales and distribution of generic and specialty pharmaceuticals;

WHEREAS, Rosemont has developed and received FDA approval of liquid tamoxifen known as “Soltamox®” for the treatment of breast cancer;

WHEREAS, Oncogenerix is interested in obtaining an exclusive license to market, promote and sell Rosemont’s Soltamox product in the United States of America; and

WHEREAS, Oncogenerix and Rosemont are entering into a Supply Agreement (the “Supply Agreement”) and a Technical Agreement (the “Technical Agreement”) contemporaneously herewith.

NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants set forth below, the receipt and sufficiency of which are hereby acknowledged, Oncogenerix and Rosemont mutually agree to as follows:

DEFINITIONS

For the purposes of this Agreement, the following terms, when written with an initial capital letter, shall have the meaning ascribed to them below. All references to particular Exhibit, Articles and Sections shall mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified.

1.0 “Additional Territories” means any additional territories outside the Territory but excluding the United Kingdom and the Republic of Ireland in which Oncogenerix may undertake the Activities as agreed in writing between the parties in accordance with Sections 3.l(b).

1.1 “Act” has the meaning set forth in Section 16.2.

1.1 (a) “Activities” means the following activities undertaken by Oncogenerix: the use of, importation, storage, sale, offer for sale, marketing, advertising, Promotion, detail and/or distribution.

1.1 (b) “Additional Products” has the meaning set forth in Section 3.1(d)

1.2 [not used]

1.3 “Adverse Event Reports” has the meaning set forth in Section 3.2.

1.4 “Affiliates” means:

(a) in the case of Oncogenerix, any corporation or other business entity controlled by, controlling, or under common control with another entity, with “control” meaning direct or indirect beneficial ownership of more than fifty percent (50%) of the voting stock of, or more than a fifty percent (50%) interest in the income of, such corporation or other business entity; or

(b) in the case of Rosemont, means any company which is a member of the same group (as that term is defined in section 1261(1) of the Companies Act 2006) from time to time.

1.4.2 “Agreement” shall mean this agreement together with the Supply Agreement and the Technical Agreement as set out in the attached Exhibits. In the event of a conflict between the terms of this Agreement, the documents shall prevail in the following order:

(a) main body of the Agreement;

(b) Exhibit B – Supply Agreement;

(c) Exhibit C – Commercialisation of Licensed Products;

(d) Terms and Conditions of Sale;

(e) Exhibit A – Technical Agreement.

1.5 “Application” means a new application, or a supplement or an amendment to an existing application, for marketing approval for a Licensed Product in the Territory.

1.6 “Bankruptcy Code” has the meaning set forth in Section 12.4(a).

1.7 “Breaching Party” has the meaning set forth in Section 12.4 and shall include references to the party which is being terminated under this Agreement under Section 12.

1.7 (a) “Business Day” means Monday to Friday between 9.00am and 17.00pm (GMT) excluding any public holidays in England.

1.7(b) “Claim” means:

(i) any actual, suspected or threatened infringement of any of the Licensed Patents and/or Licensed Trademarks;

(ii) any actual, suspected or threatened unauthorised disclosure, misappropriation or misuse of the Licensed Know-How;

(iii) any actual or threatened claim that any of the Licensed Patents and/or Licensed Trademarks are invalid;

(iv) any actual or threatened opposition to any of the Licensed Patents and/or Licensed Trademarks;

(v) any claim made or threatened that exploitation of any of the Licensed Patents, Licensed Trademarks, and/or Licensed Know-How infringes the rights of any Third Party;

(vi) any person applies for, or is granted, a patent by reason of which that person may be, or has been granted, rights which conflict with any of the rights granted to Oncogenerix under this Agreement;

(vii) any application is made for a compulsory licence under the Licensed Patent; and/or

(viii) any other form of attack, charge or claim to which the Licensed Patents, Licensed Know-How and/or Licensed Trademarks may be subject.

1.8 “Commercial Sale” means the commercial sale by way of an arm’s length transaction of a Licensed Product by Oncogenerix to a Third Party in the Territory after Regulatory Approval in the Territory, including sales of Licensed Product for use in clinical trials and named patient sales.

1.9 “Competing Product” has the meaning set forth in Section 4.5.

1.10 “Confidential Information” means all information (including but not limited to trade secrets) and materials (including but not limited to data, results, technical, financial/business information or marketing strategies) disclosed by the Disclosing Party to the Receiving Party together with all information derived by the Receiving Party from any such information and any other information clearly designated by the Disclosing Party as being confidential to it (whether or not it is marked “confidential”) or which ought reasonably be considered to be confidential. Rosemont’s Confidential Information shall include the Licensed Know-How.

1.11 [not used]

1.12 [not used]

1.13 “Cover” (including variations thereof such as “Covering” or “Covered”) means that the manufacture, use, sale, offer for sale, or importation of a particular product would infringe a Valid Claim of a patent in the absence of rights under such patent. The determination of whether a particular product is Covered by particular Valid Claims shall be made on a country-by-country basis.

1.14 “Development Activities” means the activities undertaken as set forth in Section 3.1(a).

1.15 [not used]

1.16 “Disclosing Party” has the meaning set forth in Section 13.1.

1.17 “FDA” means the United States Food and Drug Administration and any successor agency thereto, and/or any equivalent foreign governmental agency, depending on the context.

1.18 “Field” means cancer indication in humans.

1.19 “Force Majeure Event” has the meaning ser forth in Section 16.6.

1.20 [not used]

1.21 “HIPAA” has the meaning set forth in Section 16.2.

1.22 (a) “Improvements” means any and all enhancement, improvement, modification and/or developments to the Licensed Products, Licensed Know-How and/or Licensed Trademarks (or any of them) created by either party directly, indirectly or as a consequence of this Agreement and during the Term.

1.22 (b) “Indemnifying Party” has the meaning set forth in Section 15.3.

1.22 (c) “Indemnified Party” has the meaning set forth in Section 15.3.

1.22 (d) “Initial Term” has the meaning set forth in Section 12.1(a).

1.23 “Insolvency Event” means the Breaching Party:

(i) has a petition filed, a notice given, a resolution passed, or an order made, for or in connection with its winding up (other than for the sole purpose of a scheme for its solvent amalgamation with one or more other companies or its solvent reconstruction) or such other circumstances arise which entitle a court of competent jurisdiction to make a winding-up order in respect of the Breaching Party;

(ii) has an application made to court, or an order made, for the appointment of an administrator, or has a notice of intention to appoint an administrator given by the Non-Breaching Party or its directors or a qualifying floating charge holder (as defined in paragraph 14 of Schedule B1 to the Insolvency Act 1986) or has an administrator appointed over it;

(iii) has a receiver appointed over any of its assets or undertaking or circumstances arise which entitle a court of competent jurisdiction or a creditor to appoint a receiver or manager of the Breaching Party or if any other person takes possession of or sells the Breaching Party’s assets;

(iv) has a floating charge holder over its assets becoming entitled to appoint or has an administrative receiver appointed;

(v) makes, or proposes to make, any arrangement or composition with its creditors or makes an application to a court of competent jurisdiction for the protection of its creditors in any way;

(vi) commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors (other than for the sole purpose of a scheme for its solvent amalgamation with one or more other companies or its solvent reconstruction);

(vii) is, or is reasonably considered by the Non-Breaching Party giving notice to be, unable to pay its debts when they fall due as defined in section 123 of the Insolvency Act 1986 (on the basis that the words “it is proved to the satisfaction of the court that” are deemed omitted from section 123(1)(e) and 123(2) of that act);

(viii) any distraint is levied against the Breaching Party or its property by any third party;

(ix) a creditor or encumbrancer of the Breaching Party attached or take possession of, or a distress, execution, sequestrian or other such process is levied or enforced on or against, the whole or any part of its assets and such attachment or process is not discharged;

(x) the Breaching Party fails to pay any amount due under this Agreement on the due date for payment and remains in default not less than seven (7) days after being notified in writing to make such payment;

(xi) the Non-Breaching Party, acting reasonably, has serious doubts as to the Breaching Party’s solvency or the Breaching Party proposes any of the actions set out in sections (i) to (x) above; or

(xii) suspends or threatens to suspend or cease, to carry on all or a substantial part of its business.

1.24 [not used]

1.25 [not used]

1.26 [not used]

1.27 “Licensed Know-How” means the Registration Dossier, any regulatory communications and labeling relating directly to the Licensed Product, and any Improvements that are owned by Rosemont as of the Effective Date or that is developed by Rosemont during the Term, and which is reasonably required for the Activities relating to the Licensed Products in the Territory.

1.28 “Licensed Patent” means Rosemont’s patent known as ‘therapeutic agents containing tamoxifen and salts thereof’, patent number 6127425, filing date 26 June 1998 and issue date of 3 October 2000 in the Territory, including any continuation, thereof.

1.29 “Licensed Product” means Rosemont’s liquid tamoxifen product known as ‘Soltamox®’, in all dosage forms and formulations for use in the Field.

1.30 “Licensed Trademarks” means Rosemont’s trademark ‘Soltamox’; registration number 3245337, registration date 22 May 2007 and expiry date 22 May 2017 together with such unregistered trademarks relating to the ‘Soltamox’ brand as are used by Rosemont in relation to the Licensed Products in the Territory at any time during the Term.

1.31 “Losses” has the meaning set forth in Section 15.1.

1.31 “Milestone” means the level of Net Revenues payable to Oncogenerix and in relation to which Oncogenerix shall make a payment to Rosemont under Section 6.1(b).

1.32 “Net Revenues” means the total gross sales of the Licensed Product in the Territory invoiced by Oncogenerix, its Affiliates and/or its sublicensees in any arm’s length transaction to a Third Party with respect to the sale of Licensed Product during the then-current calendar quarter, net of, where applicable,[****]. Where the Licensed Product is:

(a) supplied other than in an arm’s length transaction;

(b) sold or otherwise supplied to any of Oncogenerix’s Affiliates;

(c) incorporated into another article and sold or otherwise supplied at a price which is included in the price of the other article; or

(d) put into use by Oncogenerix;

the Net Revenues of each such Licensed Product shall be deemed to be the Net Revenue which would have been applied under this Agreement had such Licensed Product been transferred to an independent arm’s length customer.

If a Licensed Product is sold or offered for sale in combination with other products of Oncogenerix at a price that is reduced or discounted from the normal selling price (the “Discounted Bulk Purchase”) of Oncogenerix for such Licensed Product and if that discount is only available with or is conditioned upon the purchase of such other products, the Net Revenues determined as provided for in this Section 1.32 shall be adjusted as if the discount or reduction had been applied to all products of such combination equally. “Non-Breaching Party” has the meaning set forth in Section 12.4 and shall include references to the party that exercises its right to terminate this Agreement under Section 12.

1.33 [not used]

1.34 “Oncogenerix Data” has the meaning set forth in Section 3.1(e).

1.35 “Prescriber Data” shall mean data which measures prescriptions written for the Licensed Product in the Territory during a specified time period from a source mutually agreed in writing by the parties.

1.36 “Promotion” means those activities normally undertaken by a pharmaceutical company to implement promotion plans and strategies aimed at encouraging the appropriate use of a particular prescription pharmaceutical product under a common trademark, up to the point of offering the product for sale. When used as a verb, “Promote” shall mean to engage in such activities.

1.37 “Promotional Materials” has the meaning set forth in Section 9.4.

1.38 [not used]

1.39 [not used]

1.40 “Reasonable Diligence” means using all reasonable endeavours consistent with those used by pharmaceutical companies similarly situated to Oncogenerix or Rosemont (as the case may be) in activities that are the same as or similar to the Activities in respect of other pharmaceutical products similarly situated to the Licensed Product.

1.41 “Receiving Party” has the meaning set forth in Section 13.1.

1.42 “Regulatory Approval” means, with respect to the United States, the final approval of a 505b-2 or 505j-2 Abbreviated New Drug Application (“ANDA”) by the FDA, and, with respect to other jurisdictions, the final approval of the foreign equivalent to a ANDA, and the granting of all other governmental regulatory approvals required (including pricing reimbursement), if any, for the sale of a Licensed Product in a given country or jurisdiction.

1.43 (a) “Registration Dossier” means all written pertinent and necessary information in such detail as currently requested by the FDA in order to grant authorization for sale and marketing of the Licensed Product and including all technical and scientific information in written form, acquired and/or developed by Rosemont relating to active ingredients of the Licensed Product;

1.44 (b) “Renewal Term” has the meaning ascribed to it in Section 12.1(b).

1.44 “Rosemont” means Rosemont Pharmaceuticals Limited (company number: 00924648) only.

1.45 (a) “Royalties” means the sums payable by Oncogenerix to Rosemont pursuant to Section 6.1.

1.45 “Oncogenerix Know-How” has the meaning set forth in Section 8.4.

1.46 “Oncogenerix Trade Dress” has the meaning set forth in Section 9.2.

1.47 (a) “Regulatory Costs” has the meaning set forth in Section 3.1(a).

1.47 “Supply Agreement” has the meaning set forth in Section 5.1.

1.48 “Tail Period” has the meaning set forth in Section 12.9(b).

1.49 “Territory” means the United States of America, including its territories and possessions together with any Additional Territories as agreed between the parties pursuant to Section 3.1(b) from time to time.

1.50 “Term” means the Initial Term and the Renewal Term (as appropriate).

1.51 “Third Party” means any person or entity including any Affiliates, but excluding Oncogenerix or Rosemont.

1.52 “Valid Claim” means a claim in any issued patent that has not been disclaimed, abandoned, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise, or held permanently revoked unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction by a decision beyond right of review.

1.54 “Year” means the twelve (12) month period commencing on the Effective Date and each consecutive twelve (12) month period thereafter during the Term.

II. GRANT OF RIGHTS

2.1 Grants to Oncogenerix.

(a) Patent and Know-How License. Subject to the terms and conditions of this Agreement, Rosemont grants to Oncogenerix, during the Term, the exclusive (even as to Rosemont and its Affiliates) right and license, with the right to subcontract and sublicense, under the Licensed Know-How and Licensed Patents, to undertake the Activities in respect of the Licensed Product in the Territory solely for use in the Field. For the avoidance of doubt, Rosemont (and/or its Affiliates) shall retain the right to use the Licensed Know-How and Licensed Patents to manufacture and export the Licensed Products on a worldwide basis.

(b) Trademark License. Subject to the terms and conditions of this Agreement, Rosemont grants to Oncogenerix, during the Term, the exclusive right and license, with the right to subcontract and sublicense, to use the Licensed Trademark(s), solely in connection with the Activities in respect of the Licensed Product in the Territory for use in the Field. Oncogenerix acknowledges and agrees that all of its (including its Affiliates and sublicensees) use of the Licensed Trademark(s) and any and all goodwill arising as a result of the Activities relating to the Licensed Products in the Territory shall inure to the benefit of Rosemont (and/or its Affiliates), and that Oncogenerix shall not acquire any ownership rights in and to the Licensed Trademark(s) by virtue of its uses of the Licensed Trademarks under this Agreement.

(c) Right to Sublicense. Oncogenerix may sublicense its rights and licenses granted under Sections 2.1(a) and 2.1(b) to a Third Party only with Rosemont’s express prior written consent. Oncogenerix shall procure that its permitted sub-licensees who are at any time associated with, engaged in, connected with this Agreement shall comply with the terms and conditions of this Agreement as though original parties to this Agreement. Oncogenerix shall procure that the contracts with its sublicensees contains a provision as to allow the assignment of such sublicensee contract to Rosemont in the event that Rosemont terminates this Agreement for any reason whatsoever. If Oncogenerix sublicenses its rights and licenses or appoints a sub-contractor under this Agreement, Oncogenerix shall nevertheless continue to be liable for the performance of its obligations under this Agreement, and shall be fully responsible for the actions of its sublicensees and/or appointed sub-contractors and shall indemnify and keep indemnified Rosemont (and/or its Affiliates) against any and all Losses arising as a result of any act, omission, breach and/or negligence of such sublicensees.

2.2 [not used]

III. DEVELOPMENT; REGULATORY ISSUES

3.1 Development.

(a) Regulatory Approval in the Field. The parties acknowledge that the Licensed Product has previously received Regulatory Approval in the Territory for use in breast cancer treatment in humans. Oncogenerix and/or its Affiliates shall be responsible for carrying out any procedures necessary to confirm, revive or otherwise perfect the Regulatory Approval for Commercial Sale of the Licensed Product in the Field in the Territory (“Development Activities”). Oncogenerix shall provide written notice to Rosemont of any reasonable costs contemplated to be incurred by Oncogenerix over and above[****], directly in furtherance of perfecting the Regulatory Approval of the Licensed Product in the Territory (“Regulatory Costs”) prior to incurring such Regulatory Costs and, provided that Rosemont has approved such Regulatory Costs (or such Regulatory Costs are less than [****], Oncogenerix may deduct the Regulatory Costs from the Royalties payable by Oncogenerix to Rosemont. Oncogenerix shall deduct [****] from each quarterly Royalty payment until Oncogenerix has been reimbursed for such Regulatory Costs. Oncogenerix shall provide to Rosemont documentary evidence to support any claim for Regulatory Costs together with the relevant Royalty payment from which the deduction has been made.

(b) Additional Territories. Oncogenerix may make a written request to Rosemont to extend the Activities relating to the Licensed Product into Additional Territories. Rosemont will consider in good faith such a request but shall not be obliged to agree to the inclusion of any Additional Territories. Any agreement between the Parties regarding Additional Territories shall be made in accordance with Section 16.5.

(c) [not used]

(d) Other Development-Additional Products. Rosemont and/or its Affiliates: (i) at their sole discretion and their sole cost and expense, may develop liquid pharmaceutical products other than the Licensed Product for any indication, whether inside the Field or not, and;

(ii) has developed liquid pharmaceutical products other than the Licensed Product which have previously received Regulatory Approval, examples of which are set out in Exhibit D (each “Additional Products”). In the event Rosemont successfully develops and obtains Regulatory Approval for any Additional Products pursuant to this Section 3(d) and within the Territory, Oncogenerix may make a written request to Rosemont to undertake the Activities in respect of the Additional Products within the Territory. Rosemont shall consider in good faith such a request but shall not be obliged to agree to permit Oncogenerix to undertake the Activities in respect of the Additional Products within the Territory. Any agreement between the parties regarding the Additional Products shall be the subject of a separate agreement between the Parties.

(e) Ownership of Data and Regulatory Approvals. Except as otherwise set forth in this Agreement, all data and information generated by any Development Activities pursuant to this Section 3.1 shall be owned by Rosemont and/or its Affiliates and shall be deemed Licensed Know-How. Rosemont and/or its Affiliates shall hold and own all Regulatory Approvals. Rosemont grants to Oncogenerix the sole and exclusive right to market the Licensed Product under Rosemont’s and/or its Affiliates’ Regulatory Approvals in the Field in the Territory. Oncogenerix shall hold and own all Prescriber Data, marketing, sales, distribution and other commercialization data and other marketing, sales, distribution and commercialization information resulting from the Activities regarding the Licensed Product undertaken by Oncogenerix (and/or its Affiliates and sublicensees) in the Field in the Territory following the Effective Date (together referred to as “Oncogenerix Data”). Upon request, Oncogenerix shall make available to Rosemont any and all Oncogenerix Data within Oncogenerix’s (or Oncogenerix’s Affiliates’ and/or sublicensees’) possession or control that Rosemont may need to comply with FDA reporting requirements and other regulations; Oncogenerix shall provide copies of any documents, in electronic or paper form as requested by Rosemont, within five (5) business days of Rosemont’s request.

3.2 Adverse Event Reporting.

(a) Oncogenerix and Rosemont shall notify each other of all information coming into its respective possession concerning any and all adverse events relating to the Licensed Products as detailed under the Technical Agreement (“Adverse Event Reports”) as provided in the Technical Agreement, in substantially the form attached hereto as Exhibit A. Each party agrees to share relevant information it receives (either directly or indirectly) with the other party in a timely manner and in any event in accordance with all applicable laws and regulations so as to allow such other party to comply with its responsibility to process pharmacovigilance information under this Section 3.2 and any applicable laws and regulations. Each party also agrees to report such information to the FDA or EU equivalent in any country required in a timely manner, and in no event later than the prescribed period of time for reporting such information.

(b) For the avoidance of doubt, Oncogenerix shall have the responsibility of filing the annual report for the Licensed Product with the FDA in the Territory and Rosemont shall provide Oncogenerix on a timely basis with any such information which shall be necessary for Oncogenerix to comply with the requirements of this section. Oncogenerix shall indemnify and keep indemnified Rosemont (and/or its Affiliates) against any and all Losses resulting from Oncogenerix’s failure to comply with the provisions of this Section 3.2(b) to the extent that such

Losses were not incurred as a direct result of Rosemont’s failure to comply with the information provision under this Section 3.2(b). Except as specifically provided in this Section 3.2(b), Rosemont shall have the responsibility of filing all regulatory reports with respect to the Licensed Product.

IV. COMMERCIALIZATION; MANAGEMENT

4.1 Commercialization.

(a) By Oncogenerix. During the Term and in the Territory, Oncogenerix shall use Reasonable Diligence, at its sole cost and expense, and in such a manner as Oncogenerix may in its reasonable discretion determine reasonable and appropriate, for:

(i) the marketing and sale of Licensed Product in the Field;

(ii) accepting and fulfilling orders for Licensed Product received by it and/or its Affiliates from customers in the Field, including the distribution of Licensed Product to fulfill such orders (provided that Rosemont shall inform and transfer to Oncogenerix any and all active orders it and/or its Affiliates receive for Licensed Products in the Territory);

(iii) booking all sales and reimbursement obligations of Licensed Product attributable to such orders;

(iv) establishing and managing reimbursement strategies within the Territory;

(v) warehousing and distribution of Licensed Product within the Territory;

(vi) establishing and managing field sales and sales operations, and performing visits to, national accounts, including managed care, trade and government accounts;

(vii) responding to medical questions or enquiries from members of the medical and paramedical professions and consumers regarding Licensed Product, including the distribution of standard medical information letters resulting from the marketing activities of Oncogenerix’s sales representatives;

(viii) performing market research in connection with Licensed Product; and

(ix) any other activities reasonably related to the Activities regarding the Licensed Product, including the handling/processing of returns, refunds, rebates and wholesaler charge-backs and administration of managed care contracts, federal and state government contracts, rebate contracts, long-term care contracts, performance-based contracts and hospital purchasing contracts.

(x) making clear, in all dealings with customers and prospective customers, that it is acting as an authorized distributor of the Licensed Products and not as agent of Rosemont;

(xi) beginning six (6) months from the date of the first Commercial Sale of the Licensed Product by Oncogenerix in the Territory, maintaining an active and suitably trained sales force and being fully responsible for all selling and sales support activities in the Territory;

(b) By Rosemont. During the Term and in the Territory, Rosemont shall use reasonable endeavours, at its sole cost and expense (subject to the proviso set out below), for:

subject to Section 3.2(b), regulatory affairs related to Regulatory Approvals and regulatory maintenance-related matters within the Territory;

manufacturing and supply of the clinical supplies of Licensed Product necessary for the bio-equivalency and clinical studies, if any, necessary for Regulatory Approval within the Territory;

manufacturing of commercial supply quantities of Licensed Product within the Territory pursuant to the Supply Agreement; and

any other activities reasonably related to the development, registration, manufacturing or supply of Licensed Product mutually agreed to by the parties.

4.2 Compliance with Law. Oncogenerix shall comply with all legal requirements applicable to the Activities relating to the Licensed Product in the Territory, including, without limitation, any applicable statutory or regulatory requirements relating to the Promotional Materials for the Licensed Product in the Territory. Rosemont shall maintain responsibility for labeling compliance and maintenance relating to the Licensed Product, and notify Oncogenerix of any changes to labeling at the time of FDA approval thereof; and Oncogenerix shall seek Rosemont’s written approval prior to adopting or changing any packaging or labeling for the Licensed Product.

4.3 Promotional Materials. Oncogenerix shall provide samples of Promotional Materials to Rosemont not less than ten (10) days prior to the time of first using or distributing such Promotional Materials in the Territory and shall obtain Rosemont’s written approval before using or distributing such Promotional Material; such approval not to be unreasonably delayed, conditioned or denied. Rosemont will approve the Promotional Materials within five (5) business days of receipt of such Promotional Materials from Oncogenerix. If Rosemont does not provide its approval or notice that it does not approve the Promotional Materials within the timescale in this Section 4.3, the Promotional Materials will be deemed to be approved. Oncogenerix will use Reasonable Diligence to make such amendments to the Promotional Materials as requested by Rosemont under this Section 4.3. Oncogenerix shall own all right, title and interest in and to any Promotional Materials created by Oncogenerix relating to the Licensed Products, but excluding the Licensed Trademark(s); provided that, the Promotional Materials shall be used exclusively in connection with the Licensed Products in accordance with the terms of this Agreement. Where required by law, Oncogenerix shall submit Promotional Materials to the FDA (DDMAC) for review and approval. In the event that the FDA issues a letter objecting to any Promotional activities by Oncogenerix that require corrective actions (e.g. issuance of Dear Healthcare Professional letters, recall of Promotional Materials and/or dissemination of corrected Promotional Material), Oncogenerix will bear all the cost related to these corrective activities except to the extent that any such costs are caused by changes requested by Rosemont, in which case Rosemont shall bear the costs of such corrective activities.

4.4 Pricing. As between the parties, Oncogenerix has the sole right to determine the price for Licensed Product within the Territory, subject to appropriate governmental rules and regulations, where applicable.

4.5 Non-Compete. During the Term, Oncogenerix shall not undertake any Activities in respect of any oral liquid pharmaceutical product for treatment of cancer in a competitive indication in humans (a “Competing Product”) in the Territory. Notwithstanding the above, but subject to Section 16.4(a), Oncogenerix is not precluded from entering into a merger or acquisition of or with an entity that markets, distributes, Promotes, details or sells a Competing Product in the Territory, provided that consolidated revenues from a Competing Product constitute less than 25% of such entity’s consolidated revenues. In the event Oncogenerix enters into a merger with or acquisition of an entity whose consolidated revenues from a Competing Product are equal to or greater than 25% of such entity’s consolidated revenues, then Oncogenerix will use reasonable commercial efforts to sell that portion of the entity’s business engaged in the marketing, distribution, Promotion, detailing or selling of Competing Product during the period of time covered by this Section 4.5.

4.6 Oncogenerix shall comply with the terms and conditions set out in Exhibit C in performing the Activities relating to the Licensed Products in the Territory.

V. MANUFACTURING

5.1 Commercial Supply. Rosemont shall supply to Oncogenerix all its requirements for Licensed Product (including samples and clinical supplies), subject to Oncogenerix’s obligation to make Royalty payments in accordance with Section VI. As part of this Agreement, Rosemont and Oncogenerix shall comply with the terms and conditions of the supply agreement, as detailed in Exhibit B (the “Supply Agreement”), governing the commercial supply of Licensed Product (including samples and clinical supplies) by Rosemont to Oncogenerix (including the procedures for providing forecasts of Oncogenerix’s requirements, for ordering Licensed Product, and for return and replacement of Licensed Product that does not meet product specifications). For purposes of clarity, all Licensed Product (other than samples and clinical supplies) supplied by Rosemont to Oncogenerix hereunder shall be in finished form and packaged in primary packaging, ready to sell.

VI. PAYMENTS

6.1 Royalties. (a) During the Term, Oncogenerix shall pay Rosemont quarterly Royalties equal to [****] per cent of Oncogenerix’s Net Revenues of the Licensed Product. All Royalty payments shall be due within thirty (30) days after the close of each calendar quarter.

(b) Milestones. During the term of this Agreement, Oncogenerix shall pay to Rosemont the following Milestone payments within thirty (30) days of the relevant Milestone being met by Oncogenerix: [****]

6.2 Payments on Termination. If this Agreement is terminated, Oncogenerix shall continue to be responsible for payment of all amounts accrued under this Agreement and/or the Supply Agreement prior to the date of termination (including any Royalty or Milestone payments). Any such amounts shall be due and payable within thirty (30) days after termination. If Oncogenerix is permitted to sell its inventory of Licensed Product pursuant to Section 12.10, then Oncogenerix shall pay to Rosemont any Royalties and Milestone payments pursuant to Section 6.1 achieved after termination (during the Tail Period). Such payments shall be paid within thirty (30) days after the end of the calendar quarter during which such sales were made or thirty (30) days after the date on which such Milestone was achieved.

6.3 Sublicenses. Any Net Revenues or gross sales by an Oncogenerix sublicensee shall be treated as Net Revenues and gross sales, respectively, of Oncogenerix, for the purposes of payments under this Article VI. If Oncogenerix grants any sublicenses under this Agreement, then Oncogenerix shall obtain the written commitment of such sublicensees to abide by all applicable terms and conditions of this Agreement, but Oncogenerix shall remain responsible to Rosemont for the performance by such sublicensee of any and all terms in accordance with Section 2.1(c).

6.4 Interest. In the event that Oncogenerix is late in paying to Rosemont any amounts due under this Section VI within the applicable time period set forth herein, such payment shall bear interest (both before and after judgment) at the average one-month London Interbank Offered Rate (LIBOR) as reported by Datastream (or a successor or similar organization) from time to time, such interest to accrue on a daily basis from the due date for payment until receipt of payment in full and cleared funds by Rosemont.

VII. PAYMENTS, REPORTS, AND ACCOUNTING

7.1 Royalty Payments and Reports. Oncogenerix agrees to make payments within thirty (30) days after the end of each calendar quarter covering all Commercial Sales of, and Net Revenues from, the Licensed Product in the Territory by Oncogenerix, its Affiliates and/or sublicensees for which invoices were issued during such calendar quarter. Oncogenerix agrees to provide written reports to Rosemont within thirty (30) days after the end of each calendar quarter detailing all Commercial Sales of Licensed Product in the Territory by Oncogenerix for which invoices were sent during such calendar quarter. Each report shall state for the period in question:

(a) for Licensed Product disposed of by Commercial Sale, the gross sales of Licensed Product, and the detailed calculation of Net Revenues;

(b) for Licensed Product disposed of other than by Commercial Sale, the quantity, description, and nature of the disposition; and

(c) the calculation of the amount due to Rosemont for such quarter pursuant to Article VI.

7.2 Accounting. Oncogenerix agrees to keep full, clear, true, accurate and up-to-date records for a period of at least three (3) years, setting forth the Commercial Sales and other disposition of Licensed Product and Net Revenues in sufficient detail to enable Royalties and compensation payable to Rosemont hereunder to be determined.

7.3 Audit. Oncogenerix further agrees to permit its books and records to be examined by a nationally recognized independent certified public accounting firm selected by Rosemont and retained for the purpose of auditing the same at Rosemont’s expense to verify records provided for in this Article VII and the Royalties payable under Article VI. Such audit shall be conducted for the purpose of verifying the accuracy of reports delivered by Oncogenerix to Rosemont pursuant to Sections 7.1 and 7.2 and the accuracy of Oncogenerix’s determination of the amounts payable or paid by Oncogenerix to Rosemont under this Agreement and/or the Supply Agreement. Such audit shall not be performed more frequently than once per calendar year nor more than once with respect to the records covering any specific period of time. Such examination is to be made at the expense of Rosemont, except in the event that the results of the audit reveal a discrepancy in favor of Oncogenerix of [****] or more of Net Revenues over the period being audited, in which case the audit fees for such examination shall be paid by Oncogenerix. Oncogenerix shall pay to Rosemont within thirty (30) days after the delivery of the accountant’s report pursuant to this Section 7.3 all amounts plus interest payable under Section 6.4 above and/or under the Supply Agreement determined by the accountant to be payable by Oncogenerix to Rosemont. If the accountant determines that Oncogenerix has overpaid Rosemont, Rosemont shall, at the election of Oncogenerix, credit Oncogenerix in an amount equal to such overpayment on the immediately succeeding invoice rendered to Oncogenerix, or pay Oncogenerix such amount within thirty (30) days after receipt of an invoice therefor.

7.4 Methods of Payments. All payments due under this Agreement shall be paid in United States dollars (US$) by BACS transfer to a bank in England designated in writing by Rosemont.

7.5 Taxes. Royalties and other sums payable under this Agreement are exclusive of VAT (or similar tax) and shall be paid free and clear of all deductions and withholdings whatsoever, unless the deduction or withholding is required by law. If Oncogenerix is required by law to make a deduction or withholding, Oncogenerix will, within five (5) business days of making the deduction or withholding, provide a statement in writing showing the gross amount of the payment, the amount of the sum deducted and the actual amount paid.

7.6 Royalties shall be payable under this Agreement even if some part of the Activities relating to the Licensed Products undertaken by Oncogenerix takes place in a part of the Territory (or Additional Territories) where there is no Licensed Patent or where the Licensed Product does not fall within the scope of the Licensed Patent.

VIII. OWNERSHIP OF TECHNOLOGY AND INTELLECTUAL PROPERTY

8.1 Ownership. Subject to Section 10.1 only, ownership of any Licensed Know-How and/or Licensed Patents improved, modified, developed or created during the Term shall remain vested at all times in Rosemont and Oncogenerix hereby assigns as a present and immediate assignment of future rights all such right and title to Rosemont; upon such assignment, Rosemont shall grant Oncogenerix, for no additional consideration, the right to use such improvement, modification, development or creation related to the Licensed Know-How and/or Licensed Patents for the duration of the Term and any Renewal Term. Rosemont expressly reserves under this Agreement all rights to use the Licensed Know-How, the Licensed Patents, and any other Rosemont patents to make, have made, use, export, undertake the Activities in respect of the Licensed Product outside of the Territory and to make, have made, use and export the Licensed Product within the Territory.

8.2 Rosemont Inventions. As between the parties, Rosemont shall own any and all inventions invented, either solely or jointly with Third Parties, by the employees or agents of Rosemont, and any patents Covering such inventions.

8.3 [not used]

8.4 Oncogenerix Technology. If during the Term, Oncogenerix develops any know-how relating to the use, manufacture, and/or undertaking of the Activities relating to the Licensed Product (the “Oncogenerix Know-How”), Oncogenerix shall immediately grant a non-exclusive, non-royalty-bearing, perpetual, irrevocable, worldwide, transferable license to Rosemont to use the Oncogenerix Know-How.

IX. Trademarks.

9.1 Ownership.

(a) Rosemont shall exclusively own any Licensed Trademarks created during the Term, and shall retain the right to use the Licensed Trademarks in the Territory in connection with the Activities relating to any products other than the Licensed Product. Rosemont shall also retain the right to use the Licensed Trademark(s) in connection with the Activities relating to the Licensed Product outside the Field within the Territory and/or outside the Territory. Oncogenerix shall have no right to use the Licensed Trademark(s), or any other marks confusingly similar to the Licensed Trademark(s), in connection with the Activities relating to any product other than the Licensed Product.

(b) Except as provided in Section 2.1, Oncogenerix shall have no rights in respect of any trade names or Licensed Trademarks or the other intellectual property rights used by the Rosemont and/or its Affiliates in relation to the Licensed Products or of the goodwill associated therewith, and Oncogenerix hereby acknowledges that, except as expressly provided in this Agreement, it shall not acquire any rights in respect thereof.

(c) Oncogenerix shall, at Rosemont’s expense, take all such steps as Rosemont may reasonably require to assist Rosemont in maintaining the validity and enforceability of the Licensed Trademarks and/or the Licensed Patents during the continuance of this Agreement.

(d) Without prejudice to the right of Oncogenerix or any third party to challenge the validity of any Licensed Trademarks or Licensed Patents, Oncogenerix shall not do or authorize any third party to do any act which would or might invalidate or be inconsistent with the Licensed Trademarks and/or Licensed Patents or omit to do any act which, by its omission, would have that effect or character.

(e) Oncogenerix shall not:

(i) alter, remove or tamper with any Licensed Trademarks and/or Licensed Patents numbers, or other means of identification used on or in relation to the Licensed Products;

(ii) use any of the Licensed Trademarks in any way which might prejudice their distinctiveness or validity or the goodwill of Rosemont (and/or its Affiliates);

(iii) use in relation to the Licensed Products any trademarks other than the Licensed Trademarks and the Oncogenerix Trade Dress without obtaining the prior written consent of Rosemont; or

(iv) use any trademarks or trade names so resembling any Licensed Trademarks or trade names of Rosemont (and/or its Affiliates) as to be likely to cause confusion or deception; or

(v) make an application to or actually register the unregistered Licensed Trademarks in the Territory without Rosemont’s prior written consent.

9.2 Trade Dress. Notwithstanding the foregoing, as soon as reasonably practicable prior to or upon Rosemont’s application for Regulatory Approval, Oncogenerix shall prepare and submit to Rosemont a sample of Oncogenerix’s trade dress to be utilized to distribute the Licensed Products in the Territory (the “Oncogenerix Trade Dress”) which shall be in accordance with all applicable laws. Oncogenerix hereby grants to Rosemont the right to use, with the right to grant Rosemont’s Affiliates the right to use, such Oncogenerix Trade Dress in the Territory solely for the purpose of performing its obligations under this Agreement, the Technical Agreement and/or the Supply Agreement. Oncogenerix shall own and retain all rights to the Oncogenerix Trade Dress and all goodwill associated therewith. The Oncogenerix Trade Dress shall be used only pursuant to the terms of this Agreement to identify, and in connection with, the distribution of the Licensed Products in the Territory, and shall not be used by either party to identify, or in connection with, the marketing of any other products. Except as otherwise set forth in this Agreement, Rosemont’s (and/or its Affiliates’) right to use the Oncogenerix Trade Dress shall automatically terminate upon the termination or expiration of this Agreement.

9.3 Selection, Prosecution and Maintenance. The parties acknowledge that Rosemont has registered the trademark “Soltamox” for the Licensed Product in the USA. With respect to any Additional Territories, any necessary trademark applications and registrations shall be deemed to be Licensed Trademarks. Rosemont shall be responsible for, and have full control over, the filing, prosecution and maintenance of and, subject to Section 10, any infringement actions relating to the Licensed Trademark(s).

9.4 Quality Control. Rosemont shall exercise full control with respect to the nature and quality of the Licensed Product and shall be entitled to approve any and all advertising and promotional materials used in connection with the Licensed Product, including such materials bearing the Licensed Trademark(s) (“Promotional Materials”) as set forth in Section 4.3. Oncogenerix acknowledges that the Licensed Trademarks and Rosemont’s other trademarks have established valuable goodwill and are well recognized in the minds of the relevant class of customers, and Oncogenerix agrees that the Promotional Material and any Activities relating to the Licensed Products shall be equal to the standard of quality heretofore established and maintained by Rosemont and its Affiliates in the operation of its business.

(a) At Rosemont’s request, Oncogenerix shall: (i) provide specimens of Licensed Product, Promotional Materials and other materials reasonably sufficient to enable Rosemont to further monitor the quality of Licensed Product and/or Promotional Materials offered by Oncogenerix in connection with the Licensed Trademark(s); and (ii) permit Rosemont (and/or its authorized representatives) to inspect, during regular business hours and on reasonable prior written request, the portions of the premises and facilities (except with respect to current Third Party subcontractors, in such case Oncogenerix shall only be required to use Reasonable Diligence to cause such Third Party to allow such inspection) where the Licensed Products will be stored under the Licensed Trademark(s).

(b) Oncogenerix agrees to use Reasonable Diligence to comply with applicable laws and regulations relating to the use of the Licensed Trademark(s), including, but not limited to, those laws and regulations which require Oncogenerix to indicate that it is a licensee of the Licensed Trademark(s), that Rosemont owns the Licensed Trademark(s) and/or that Rosemont is the source of the products and/or services sold thereunder.

(c) Oncogenerix shall use Reasonable Diligence to comply with all applicable international, federal, state and local laws, regulations, standards, statutes and guidelines, and obtain all foreign and domestic government approvals, pertaining to the Activities relating to the Licensed Products in the Territory.

(d) Oncogenerix shall not, by any act or omission, tarnish, disparage, degrade, dilute or injure the reputation of the Licensed Trademark(s) owned by Rosemont or its Affiliates and/or the goodwill associated therewith.

9.5 Trademark Marking. Oncogenerix shall ensure that each reference to and use of any Licensed Trademarks by Oncogenerix is in a manner approved by Rosemont in accordance with the terms of this Agreement. If requested by Rosemont, Oncogenerix shall use the initials “TM” (or ™) in association with the Licensed Trademark(s), until such time as Oncogenerix is informed that a form of the Licensed Trademark(s) has been registered for any one or more of the Licensed Products. Oncogenerix shall use the notation ® in association with each such registered form of the Licensed Trademark(s) in respect of the Promotional Materials and/or the Licensed Products.

9.6 Trademark Legend. To the extent practicable based on the nature and size of the Promotional Material in question, Oncogenerix shall place on all Promotional Materials which show the Licensed Trademark(s), including product packaging, the legend “The trademarks [list relevant trademarks] are owned by Rosemont Pharmaceuticals Ltd and are licensed by Oncogenerix, Inc.”

X. PATENT PROSECUTION – NOT USED

10.1 Improvements

(a) Oncogenerix accepts and confirms that all work done by it in connection with the Licensed Products and/or the development of the Licensed Products during the continuance of this Agreement shall accrue for the benefit of Rosemont. If at any time Oncogenerix makes or discovers any Improvement in the Licensed Products (or any of them) then Oncogenerix shall, to the extent that it is not prohibited by law, assign such Improvement to Rosemont pursuant to Section 8.1.

(b) Oncogenerix shall communicate in writing to Rosemont full details and particulars of an Improvement made by it in relation to the Licensed Products during the continuance of this Agreement together with all necessary materials, samples, documents, data, information, and at the request of Rosemont it shall assist Rosemont (and/or its Affiliates) in applying for and obtaining a patent or other monopoly protection as appropriate for such Improvement, and it shall, at the request and cost of Rosemont, do and execute all such acts, deeds, matters and things as may be necessary to apply for and obtain such protection in any part of the world.

(c) Information provided by Oncogenerix to Rosemont under Section 10.1 shall constitute Confidential Information and be subject to the provisions of Section XIII.

XI. ENFORCEMENT AND DEFENSE OF PATENTS

11.1 Enforcement of Patent Rights/Trademarks.

(a) Notice. If either party becomes aware of any Claim then that party shall give prompt written notice to the other party within five (5) business days after gaining knowledge of such infringement or violation.

(b) Rosemont’s Primary Right to Bring Action.

(i)	Rosemont shall have the primary right in its absolute discretion, but not the obligation, to institute, prosecute and/or control any action or proceeding, with respect to such Claims, by legal counsel of its own choice. If Rosemont institutes such an action, on Rosemont’s reasonable request, Oncogenerix shall have the right (but not the obligation), to agree to be joined as a party to the litigation if it is necessary or strategically advantageous (as determined by the parties in consultation with their respective patent litigation counsel) for Oncogenerix to be included as a party. Oncogenerix shall bear its own costs if it is joined as a party to the litigation.

(ii)	Oncogenerix shall not make any admissions relating to any Claim other than to Rosemont and shall provide Rosemont with all assistance that it may reasonably require in the conduct of any Claim.

(c) Allocation of Recovery. Any damages or monetary awards (including any settlement payments) recovered by Rosemont shall be retained by Rosemont for its own account.

(d) [not used]

(e) Right to Counsel. In any event, Oncogenerix shall have the right to be represented by counsel of its own choice in respect of any Claim under Section 11.1(b).

11.2 [not used]

11.3 [not used]

11.4 [not used]

11.5 The provisions of section 67(i) of the Patents Act 1977 (or equivalent legislation in any jurisdiction) are expressly excluded.

XII. TERM AND TERMINATION

12.1 Initial Term. (a) Unless earlier terminated pursuant to the terms of this Article XII, this Agreement shall be effective on the Effective Date and shall continue until the later of: (i) [****] from the Effective Date; or (ii) the expiry of the last-to-expire Licensed Patent, if any, Covering the Licensed Product in the Territory. The period of time from the Effective Date until the date of expiration or termination under this Section 12.1(a) shall be referred to as the “Initial Term”.

(b) Renewal Term. The Initial Term shall automatically extend for successive periods of [****] (“Renewal Term”), unless either Party notifies the other Party in writing at least twelve (12) months prior to the expiry of the Initial Term or the relevant and applicable Renewal Term that the Party does not wish the first or successive Renewal Term to apply.

12.2 Termination for Interruption of Regulatory Approvals. Either party shall have the right to terminate this Agreement on reasonable written notice to the other party if the Regulatory Approval in the Territory is withdrawn.

12.3 Termination for Breach. Each non-breaching party (the “Non-Breaching Party”) shall be entitled to terminate this Agreement by written notice to the other party (the “Breaching Party”) in the event that the Breaching Party is in (i) material breach, (ii) persistent or repeated breach, and/or (iii) breach of a material term (including Section 9.4(d)), of this Agreement, the Technical Agreement and/or under the Supply Agreement and fails to remedy such breach within thirty (30) days (or, in the case of payment defaults, within seven (7) days) after provision of written notice thereof by the Non-Breaching Party. The effective date of termination under this Section 12.4 for an unremedied material breach shall be the date thirty (30) days (or, in the case of an unremedied payment default, seven (7) days) after provision of written notice thereof by the Non-Breaching Party.

12.4 Termination for Insolvency. Either party may terminate this Agreement upon written notice to the other party (with such termination effective upon receipt of such written notice) for an Insolvency Event. For the avoidance of doubt, an Insolvency Event shall include anything analogous to an Insolvency Event in any relevant jurisdiction, including in the Territory. Such analogous Insolvency Events shall include if:

(a) Oncogenerix commences a voluntary case under the United States Bankruptcy Code, as now or hereinafter in effect (the “Bankruptcy Code”), or fails to controvert in a timely manner, or acquiesces to, any petition filed against it in an involuntary case under the Bankruptcy Code; or

(b) a proceeding or case is commenced against Oncogenerix in relation to an Insolvency Event or similar relief under the Bankruptcy Code in the Territory. For avoidance of doubt, all rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of “intellectual property” as defined thereunder. The parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code.

12.5 Termination for Withdrawal of Licensed Product from the Market. Either party may terminate this Agreement in its entirety upon thirty (30) days’ prior written notice if the Licensed Product is withdrawn from the market or recalled in any country or countries in the Territory for safety reasons, and has been off the market for at least six (6) months;

12.6 Termination by Rosemont. Rosemont may terminate this Agreement in its entirety upon [****] prior written notice if Oncogenerix fails to generate Net Revenues of a least [****] within the first [****] months commencing on the date of first Commercial Sale of the Licensed Product in the Territory (“initial sales period”) or thereafter if Oncogenerix fails to generate Net Revenues of at least [****] within each subsequent twelve (12) month period after the initial sales period; provided, however, that Rosemont shall not be entitled to terminate this Agreement pursuant to this Section 12.7 if Oncogenerix’s failure to generate such Net Revenues has been caused by Rosemont’s failure to supply Product (as defined in the Supply Agreement) to Oncogenerix in accordance with the terms of the Supply Agreement.

12.7 Mutual Termination. This Agreement may be terminated at any time by a written agreement signed by both Parties.

12.8 Termination for Force Majeure Event. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Force Majeure Event shall have occurred and be continuing for one hundred and eighty (180) consecutive days, either party shall be entitled to terminate this Agreement upon thirty (30) days written notice to the other party.

12.9 Consequences of Termination.

(a) Upon termination of this Agreement, any and all affected rights and licenses granted by Rosemont to Oncogenerix shall terminate on the effective date of termination, except as otherwise set forth herein. For avoidance of doubt, any licenses granted by Oncogenerix to Rosemont shall continue and shall survive termination of this Agreement.

(b) Upon expiration or termination of this Agreement due to reasons other than by Rosemont’s termination pursuant to Sections 12.4 to 12.7, Oncogenerix may continue using the licenses granted hereunder to undertake the Activities in respect of all Licensed Product which are fully manufactured and in Oncogenerix’s (including its Affiliates’) inventory and for which there is a binding order on Oncogenerix (or its Affiliates) at the date of such expiry or termination for a period of time not to exceed six (6) months from such expiry or termination date (the “Tail

Period”) (provided that such sales shall be subject to the Royalties and milestone payment obligations under Article VI of this Agreement, as well as all payment obligations under the Supply Agreement). Oncogenerix (and its Affiliates) shall destroy any inventory of Licensed Product which has not been sold during the Tail Period and provide to Rosemont a sworn declaration evidencing such destruction.

(c) Upon termination of this Agreement, each party shall return or destroy all copies of the other party’s Confidential Information (together with any and all summaries and extracts thereof), and certify to the other party that all copies of the other party’s Confidential Information have been returned or destroyed.

(d) During the Tail Period the grants under Section 2.1 and Section 3.1(e) and under this Agreement shall become non-exclusive.

(e) Upon expiry or termination of this Agreement for any reason, Oncogenerix shall assign to Rosemont, at no cost to Rosemont, all rights and title to all know-how, Oncogenerix Data and information related to the Activities relating to the Licensed Product.

12.10 Non-Exclusive Remedy for Breach. In the event of breach, the Non-Breaching Party may terminate this Agreement, as specified in Section 12.4, but may also seek damages or other remedies to which the Non-Breaching Party may be entitled. The provisions of Section 12.4 are not intended to be exclusive and are without prejudice to the rights of the parties to enforce any other rights, and seek any other remedies, which they may have under this Agreement or otherwise..

12.11 Survival. Unless expressly provided to the contrary, the provisions of Sections 3.1(e) (Ownership of Data and Regulatory Approvals), 7.2 (Accounting), 7.3 (Audit), 7.4 (Methods of Payment), 7.5 (Taxes), 10.1 (Improvements), 11.1 (Enforcement of Patent Rights/Trademarks), 12.10 (Consequences of Termination), 12.11 (Non-exclusive Remedy for Breach), 16.8 (Notices) and 16.9 (Choice of Law), and Articles VI (Payment), VIII (Ownership of Technology and Intellectual Property), XIII (Confidentiality, Disclosure and Publications), XIV (Dispute Resolution) and XV (Indemnification) shall survive the termination of this Agreement and shall expire on their own terms, or if no expiration is expressly indicated therein, shall continue indefinitely.

12.12 Except for the purpose of disposing of Licensed Products during the Tail Period provided by this Section 12, Oncogenerix shall not during any notice period and after termination of this Agreement from whatever cause:

(a) promote, market or advertise the Licensed Products; and/or

(b) enter into any further negotiation or commitment for the sale or other disposition of the Licensed Products and shall cease to hold itself out as being an authorised distributor of Rosemont in respect of the Licensed Products, except for the purpose of fulfilling orders accepted by it prior to the date of termination.

12.13 During any notice period, Rosemont may, to the extent that Oncogenerix (and/or its Affiliates) is unable or unwilling to supply the Licensed Products to customers in the Territory in accordance with Section 12.10(b) above, supply Licensed Products directly to customers in the Territory in order to fulfill any customer orders existing prior to the termination date.

12.14 Oncogenerix (and its Affiliates) shall, at no additional cost to Rosemont, promptly provide such assistance and comply with such timetable as Rosemont may reasonably require for the purpose of ensuring an orderly transfer of responsibility to Rosemont or a third party, as Rosemont may determine in its sole discretion, upon the expiry or other termination of this Agreement for any reason whatsoever. Rosemont shall be entitled to require the provision of such assistance both prior to and, for a reasonable period of time after the expiry or other termination of this Agreement.

12.15 Oncogenerix undertakes that it shall not knowingly do or omit to do anything which may adversely affect the ability of Rosemont (and/or its Affiliates) to ensure an orderly transfer of responsibility.

12.16 Oncogenerix (and/or its Affiliates) shall not be entitled to any claims, compensation or damages arising out of the valid termination of this Agreement in accordance with this Agreement nor to any payment for goodwill which may have been established or to any similar payment notwithstanding any provision or rule of law to the contrary.

XIII. CONFIDENTIALITY, DISCLOSURE AND PUBLICATIONS

13.1 Treatment of Confidential Information. Except as provided below, the parties agree that during the Term, and for a period of three (3) years thereafter, each party (the “Receiving Party”) shall (i) maintain in confidence Confidential Information of the other party (the “Disclosing Party”) to the same extent and with the same degree of care as the Receiving Party maintains its own proprietary information of similar kind and value (but at a minimum each party shall use Reasonable Diligence), (ii) not disclose such Confidential Information to any Third Party without prior written consent of the Disclosing Party, except for disclosures made in confidence to any Third Party, and (iii) not use such Confidential Information for any purpose except those permitted by this Agreement. Each party shall neither disclose to the other party nor induce the other party to use any secret or Confidential Information belonging to a Third Party.

13.2 Exceptions. Notwithstanding the foregoing, the Receiving Party shall have no such confidentiality obligations with respect to any portion of the Confidential Information of the Disclosing Party that the Receiving Party can prove:

(a) at the time of disclosure by the Disclosing Party to the Receiving Party, was generally available to the public, or after such disclosure, becomes generally available to the public through no fault attributable to the Receiving Party or its Affiliates; or

(b) was known to the Receiving Party or its Affiliate, without obligation to keep it confidential, prior to when it was received from the Disclosing Party; or

(c) is subsequently disclosed to the Receiving Party or its Affiliate, without obligation to keep it confidential, by a Third Party lawfully in possession thereof and having the right to so disclose; or

(d) is demonstrated by the Receiving Party by competent written proof, has been independently developed by the Receiving Party or its Affiliate who do not have access to or knowledge of such Confidential Information; or

(e) is disclosed pursuant to a court order, law, or regulation, provided that the Receiving Party provides the other party prior written notice of the required disclosure and takes reasonable steps to limit such disclosure to the minimum required by such court order, law, or regulation and to obtain, or cooperate with the other party in obtaining, a protective order or other similar order requiring that such Confidential Information be used only for the purposes required by such court order, law, or regulation;

provided always that the Receiving Party is seeking to rely upon any of the exceptions set out above then the Confidential Information shall not be deemed to be within one of the exceptions set out above merely because it is embraced by more general information within such exceptions. In addition, any combinations of features disclosed by the Disclosing Party will be deemed to be within the public domain only if both the combination itself and its use fall within the exception set out above.

13.3 Authorized Disclosures. Nothing in this Agreement shall prohibit the Receiving Party from disclosing Confidential Information of the Disclosing Party, as well as the terms and conditions of this Agreement, to:

(a) the Receiving Party’s Affiliates, officers, employees, agents, consultants, sublicensees, advisors (other than professional advisors), clinical institution and investigators, and contract manufacturers and suppliers, if any, but only on a need-to-know basis for purposes provided for in this Agreement, provided such disclosure occurs pursuant to a confidentiality agreement containing provisions at least as protective as those of this Article XIII;

(b) the Receiving Party’s board of directors and professional advisors (such as attorneys and accountants) bound by a duty of confidentiality; or

(c) potential collaborators, acquirers or merger candidates, provided such disclosure occurs pursuant to a confidentiality agreement containing provisions at least as protective as those of this Article XIII.

13.4 Publicity. All publicity, press releases, and other public announcements relating to this Agreement or the performance hereunder shall be reviewed in advance by, and subject to the approval of, both parties (which approval shall not be unreasonably withheld, conditioned, or delayed); provided, however, that any disclosure which a party is required by law or any listing or securities trading agreement concerning its publicly traded securities (if applicable), based upon advice of such party’s legal advisors, may be made without the prior consent of the other party, although the other party shall be given prompt notice (but in no event later than the time the actual disclosure is made) of any such legally required disclosure and to the extent practicable, the disclosing party shall provide the other party an opportunity to comment on the proposed disclosure.

13.5 [not used]

XIV. DISPUTE RESOLUTION

14.1 Jurisdiction. Subject to Section 14.2 below, any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof shall be submitted by the parties to the exclusive jurisdiction of the courts of England and Wales.

14.2 No Limitation on Injunctive Relief. Nothing in this Agreement shall be deemed as preventing Rosemont from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction in the Territory and the subject matter of the dispute as necessary to protect its name, proprietary information, trade secrets, know-how or any other proprietary right.

14.3 Any dispute between the parties in connection with this Agreement shall be referred in the first instance to the dispute resolution procedure in this Section 14.

14.4 Initial meeting. In the first instance the relevant contract manager for each of the parties shall arrange to meet solely in order to resolve the matter in dispute. Such meeting shall be minuted and shall be chaired by the party calling for the meeting (but the chairman shall not have a casting vote).

14.5 Managerial escalation. (a) If the meeting referred to in Section 14.4 above does not resolve the matter in question within ten (10) Business Days of the date of that meeting being called, then the parties will escalate the matter to the Managing Directors of each of the parties.

(b) The Managing Directors referred to above shall arrange to meet solely in order to resolve the matter in dispute. Such meeting shall be minuted and shall be chaired by the party calling for the meeting (but the chairman shall not have a casting vote).

(c) The meetings referred to in this Section 14.5 shall be conducted in such manner and at such venue (including a meeting conducted by telephone or video conference) as to promote a consensual resolution of the dispute in question to the mutual satisfaction of the parties.

(d) If the matter has not been resolved within thirty (30) days from the referral of the dispute under Section 14.4, either party may initiate binding arbitration as set out in Section 14.6 below.

14.6 The dispute shall be referred to and finally resolved by binding arbitration under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with such Rules. The seat, or legal place, of arbitration shall be London and the language used to conduct the arbitral proceedings shall be English.

XV. INDEMNIFICATION

15.1 Indemnification by Oncogenerix.

(a) Oncogenerix shall defend, indemnify, keep indemnified and hold harmless Rosemont (including its Affiliates), its trustees, directors, officers, agents and employees from and against any and all Third Party suits, Claims, proceedings, acts, liabilities, demands, damages, costs, expenses (including legal expenses and disbursements) (“Losses”), including those resulting from death, personal injury, illness or property damage arising (i) out of the distribution, use, testing/handling, Promotion, marketing, sale or storage, and/or Activities by Oncogenerix, an Affiliate of Oncogenerix, or any distributor, sublicensee or representative of Oncogenerix or anyone in privity therewith (other than Rosemont), of any Licensed Product in the Territory, to the extent that such distribution, use, testing/handling, Promotion, marketing, sale or storage, and/or Activities is not in accordance with any written instructions provided by Rosemont; (ii) out of any breach by Oncogenerix of any representation, warranty or covenant of this Agreement; (iii) out of any violation of applicable law by an action, policy or procedure of Oncogenerix or its Affiliates or any distributor, sublicensees or representative of Oncogenerix or anyone in privity therewith (other than Rosemont); or (iv) out of any negligence or willful misconduct of Oncogenerix or its Affiliates; in each case except to the extent that Rosemont is liable for such Losses pursuant to Section 15.2; provided that Oncogenerix’s liability under this Section 15.1 in any Year will, where permitted by law, be limited to [****] in aggregate. Anything to the contrary notwithstanding, Losses shall not include any indirect loss of profits or revenues, or any loss of good will.

(b) Oncogenerix shall obtain and maintain in force for the Term and for a period of three (3) years thereafter adequate and suitable insurance with a reputable insurance company to cover its liability under this Agreement and shall supply to Rosemont certificates to prove that Oncogenerix has appropriate and valid insurance. Oncogenerix shall obtain and maintain product liability insurance cover of a minimum of [****] per claim or series of linked claims.

(c) For the avoidance of doubt, Oncogenerix shall continue to be liable under all provisions of this Agreement whether or not they comply with the provisions of Section 15.1(b).

15.2 Indemnification by Rosemont. Rosemont agrees to defend, indemnify and hold harmless Oncogenerix, its directors, officers, and employees from and against any Third Party Claims related to or Losses resulting from death, personal injury, illness or property damage arising as a result of: (i) the manufacture or the supply of the Licensed Products by Rosemont to Oncogenerix; (ii) any breach by Rosemont of its obligations under this Agreement; (iii) any violation of applicable law by Rosemont; (iv) any negligence or willful misconduct of Rosemont; (v) any failure by Rosemont to implement a withdrawal or recall of the Licensed Product in the Territory; provided that Rosemont’s liability under this Agreement (including the Technical Agreement and the Supply Agreement) will be limited to [****] in aggregate. Rosemont shall not be liable for any indirect and/or consequential loss or for any loss of profit, loss of business, loss of opportunity, loss of anticipated contracts, loss of anticipated savings, loss of goodwill whether such loss is direct or indirect. Each type of loss in this Section 15.2 shall be severable in accordance with Section 16.7.

15.3 Procedure. In the event of a claim by a Third Party against a party entitled to indemnification under this Agreement (“Indemnifying Party”), the Indemnified Party shall promptly notify the other party (“Indemnified Party”) in writing of the claim and the Indemnifying Party shall undertake and solely manage and control, at its sole expense, the defense of the claim and its settlement. The Indemnified Party shall cooperate with the Indemnifying Party, including, as requested by the Indemnifying Party and at the Indemnifying Party’s cost, entering into a joint defense agreement. The Indemnified Party may, at its option and expense, be represented in such action or proceeding by counsel of its choice. The Indemnifying Party shall not be liable for any litigation costs or expenses incurred by the Indemnified Party without the Indemnifying Party’s written consent. The Indemnifying Party shall not settle any such claim unless such settlement fully and unconditionally releases the Indemnified Party from all liability relating thereto, unless the Indemnified Party otherwise agrees in writing.

15.4 Nothing in this Section 15 or this Agreement is intended to and/or shall limit or exclude either party’s liability for death or personal injury resulting from its negligence, or any liability for fraud, fraudulent, misrepresentation or any other liability that could be restricted by law.

XVI. MISCELLANEOUS

16.1 Mutual Representations and Warranties. Each party represents and warrants to the other party hereto that, except as may otherwise be disclosed in writing to such party:

(a) it has the full right and authority to enter into this Agreement and to perform its obligations hereunder;

(b) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation;

(c) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms;

(d) its execution, delivery and performance of this Agreement will not conflict with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over it;

(e) neither it, nor any of its employees or agents performing hereunder, are listed on the debarment list maintained by the FDA pursuant to 21 U.S.C. § 335(a) and § 335(b).

(f) such party has obtained all consents, approvals and authorizations of all relevant government authorities and other persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement; and

(g) no agent, broker, investment banker, financial advisor or other person, is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement from such party.

16.2 Oncogenerix Covenants, Representations and Warranties.

Compliance with Law. Oncogenerix covenants that it (and its Affiliates) shall comply, and cause its employees, sublicensees and agents to comply, with all federal, state, provincial, territorial, governmental, and local laws, rules, and regulations applicable to the Activities, Promotion and commercialization of the Licensed Product, including without limitation, with respect to the Territory, the Prescription Drug Marketing Act, the Federal Food, Drug and Cosmetics Act of 1938, as amended (the “Act”), the Health Insurance Portability and Accountability Act (“HIPAA”), the Federal Anti-Kickback Statute, and any applicable FDA regulations in connection therewith.

16.3 Rosemont Covenants, Representations and Warranties

(a) Exclusivity, NDA and Intellectual Property. Rosemont hereby warrants to Oncogenerix that, with respect to the Licensed Product, as of the Effective Date: (i) it has not previously granted, and is not currently obligated to grant, to any Third Party the rights granted to Oncogenerix hereunder in the Field in the Territory with respect to the Licensed Product, and (ii) to the best of Rosemont’s knowledge, as of the Effective Date no person other than Rosemont or its Affiliates has any right, title or interest in any of the Licensed Know-How Controlled by Rosemont or its Affiliates within the Field in the Territory.

(b) Compliance with Law. Rosemont covenants that it shall use its best efforts to comply, and cause its employees and agents to use their respective best efforts to comply, with all relevant and applicable federal, state, provincial, territorial, governmental, local laws, rules, and regulations, permits, governmental licenses, registrations, approvals, concessions, franchises, authorizations, orders, injunctions and decrees applicable to the development, manufacture, Promotion, use and sale of the Licensed Product, including without limitation, with respect to the Territory, the Prescription Drug Marketing Act, the Act, HIPAA, the Federal Anti-Kickback Statute, and any applicable FDA regulations in connection therewith (“Laws”) to the extent that such Laws (and any amendments made thereto) are notified to Rosemont by Oncogenerix.

16.4 Assignment.

(a) By Oncogenerix. Oncogenerix may assign this Agreement and the licenses herein granted to: (i) any Affiliate; (ii) any Third Party purchaser of all or substantially all of Oncogenerix’s business to which this Agreement relates; or (iii) any Third Party other than a Third Party purchaser of Oncogenerix’s business, only with the prior written consent of Rosemont and subject to the provisions of Section 2.1(c).

(b) By Rosemont. Rosemont may assign, novate, dispose of, sub-licence, sub-contract or otherwise transfer this Agreement and its rights and obligations hereunder to: (i) any Affiliate without Oncogenerix’s consent, provided that Rosemont remains fully liable for the performance of its obligations hereunder by such Affiliate, (ii) any Third Party purchaser of all or substantially all of Rosemont’s business to which this Agreement relates, without Oncogenerix’s consent; or (iii) any Third Party other than a Third Party purchaser of Rosemont’s business, with the prior written notice to Oncogenerix.

(c) If a party assigns this Agreement to a Third Party purchaser of it or its business, then such party shall use its reasonable endeavours to ensure that such Third Party purchaser agrees to be responsible for the obligations set forth in this Agreement to the extent that such obligations are incurred after the effective date of such assignment.

(d) This Agreement shall be binding on and shall inure to the benefit of the permitted successors and assigns of the parties hereto.

16.5 Entire Agreement; Modification. This Agreement (including its schedules, exhibits and appendices) together with the Supply Agreement, Rosemont’s then current standard Terms and Conditions of Sale from time to time, and the Technical Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter herein and supersedes all previous agreements, whether written or oral. Each party acknowledges and agrees that in entering into this Agreement it places no reliance on any representation or warranty in relation to the subject matter of this Agreement other than as expressly set out in this Agreement, nor shall have any remedy in relation to the subject matter of the same save as expressly set out in this Agreement. Nothing in this Section 16.5 or in this Agreement shall operate to exclude or restrict any remedy or liability for fraud or fraudulent misrepresentation. Each of the parties agree that its only remedy in respect of those representations, statements, assurances and warranties that are set out in this Agreement will be for breach of contract, and that this remedy is subject to the terms of this Agreement. This Agreement shall not be changed or modified orally, but only by an instrument in writing signed by both parties.

16.6 Force Majeure. Subject to the provisions of Section 12.9, if either party is delayed, interrupted in or prevented from the performance of any obligation hereunder by reason of a force majeure event, including an act of God, fire, flood, earthquake, war (declared or undeclared), public disaster, act of terrorism, governmental enactment, rule or regulation, or any other cause beyond such party’s control (“Force Majeure Event”), such party shall not be liable to the other therefor; and the time for performance of such obligation shall be extended for a period equal to the duration of the Force Majeure Event which occasioned the delay, interruption or prevention. The party invoking such Force Majeure Event rights of this Section 16.6 must (a) notify the other party by courier or overnight dispatch (e.g., Federal Express) within a period of ten (10) business days of both the first and last day of the Force Majeure Event unless the Force Majeure Event renders such notification impossible in which case notification will be made as soon as possible and (b) uses commercially reasonable efforts to cause the event of the Force Majeure Event to terminate, be cured or otherwise ended, to the extent possible.

16.7 Severability. If any provision of this Agreement is declared invalid by a court or other competent body, or by any court or other governmental body from the decision of which an appeal is not taken within the time provided by law, then this Agreement will be deemed to have been terminated only as to the portion thereof that relates to the provision invalidated by that decision and only in the relevant jurisdiction, but this Agreement, in all other respects and all other jurisdictions, will remain in force; provided, however, that if the provision so invalidated is essential to the Agreement as a whole, then the parties shall negotiate in good faith to amend the terms hereof as nearly as practical to carry out the original intent of the parties.

16.8 Notices. Any notice or report required or permitted to be given under this Agreement shall be made in writing in the English language and shall be mailed by certified or registered mail, or facsimile and confirmed by mailing, as follows and shall be effective five (5) days after such mailing:

If to Oncogenerix:	Oncogenerix, Inc.
3069 Pignatelli Crescent
Mt. Pleasant, SC 29466
Attention: President
Fax: +001 (843) 388-0282

If to Rosemont:	Rosemont Pharmaceuticals Ltd.
Rosemont House, Yorkdale Industrial Park
Braithwaite Street
Leeds LS11 9XE
England
Attention: Managing Director
Fax: +44 (0)113 245 3567

16.9 Choice of Law. The validity, performance, construction, and effect of this Agreement shall be governed by the laws of England and Wales without regard to any conflicts of law principles.

16.10 Publicity. No party to this Agreement shall use the name of the other parties in any publicity release without the prior written permission of such other party, which shall not be unreasonably withheld. The other party shall have a reasonable opportunity to review and comment on any such proposed publicity release. Except as required by law, no party hereto shall publicly disclose the terms of this Agreement or its terms and conditions unless expressly authorized to do so by the other party, which authorization shall not be unreasonably withheld. In the event that disclosure is authorized, the parties will work together to develop a mutually acceptable disclosure.

16.11 Further Assurances. The parties agree to reasonably cooperate with each other in connection with any actions required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things (including working collaboratively to correct any clerical, typographical, or other similar errors in this Agreement), all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement.

16.12 Expenses. Except as otherwise expressly provided in this Agreement, each party shall pay its own expenses and costs incidental to the preparation of this Agreement and to the consummation of the transactions contemplated hereby.

16.13 Independent Contractor. Neither party is, nor will be deemed to be an employee, agent or representative of the other party for any purpose. Each party is an independent contractor, not an employee or partner of the other party. Nothing in this Agreement is intended nor shall be construed as creating or establishing any agency, partnership or corporate relationship between the parties. Neither party shall have the authority to speak for, represent or obligate the other party in any way without prior written authority from the other party.

16.14 No Waiver. Any omission or delay by either party at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof, by the other party, shall not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement. Any waiver by a party of a particular breach or default by the other party shall not operate or be construed as a waiver of any subsequent breach or default by the other party.

16.15 No Implied Licenses. Except as expressly provided herein, no right or license under any patent application, issued patent, trademark, know-how or other proprietary information is granted, or shall be granted, by implication.

16.16 No Strict Construction. This Agreement has been prepared jointly by the parties and shall not be strictly construed against either party.

16.17 Headings and Interpretation. The captions used herein are inserted for convenience of reference only and shall not be construed to create obligations, benefits, or limitations. Any lists or examples following the word ‘including’ shall be interpreted without limitation to the generality of the preceding words. Words denoting ‘persons’ shall include individuals, bodies, corporate, unincorporated associations and partnerships.

16.18 Counterparts. This Agreement may be executed in counterparts, all of which taken together shall be regarded as one and the same instrument. Signatures provided by facsimile transmission shall be deemed to be original signatures.

16.19 Third Party Rights. An entity which is not expressly a party to this Agreement shall have no right under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Agreement and the provisions of that Act shall be expressly excluded from this Agreement. For the avoidance of doubt, any of Rosemont’s Affiliates may enforce its rights under this Agreement.

(Remainder of Page Intentionally Left Blank; Signature Page Follows.)

IN WITNESS WHEREOF, the parties have executed this Exclusive Distribution Agreement through their duly authorized representatives to be effective as of the Effective Date.

ONCOGENERIX, INC.		ROSEMONT PHARMACEUTICALS LTD.

By:	/s/ Christopher Clement	By:	/s/ John Blythe

Name:	Christopher Clement	Name:	John Blythe

Title:	President	Title:	Director

Date:	29th June, 2011	Date:	29th June 2011

Exhibit A

Technical Agreement

Technical agreement on tasks and the division of responsibilities in the supply of materials from Rosemont Pharmaceuticals to Oncogenerix.

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Technical agreement on tasks and the division of responsibilities in the supply of materials from Rosemont Pharmaceuticals to

Oncogenerix

June 28th, 2011

Technical agreement on tasks and the division of responsibilities in the supply of materials from Rosemont Pharmaceuticals to Oncogenerix.

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Table of Contents

1	INTRODUCTION	3

2	OBJECT OF THE AGREEMENT	3

3	FACILITIES, EQUIPMENT, AND PERSONNEL	4

4	STARTING AND PACKAGING MATERIALS	4

5	MANUFACTURE, METHODS AND RECORDS	4

6	QUALITY CONTROL AND TEST RECORDS	4

7	COMPLAINTS AND RECALL	5

8	CONTRACTING OF THIRD PARTIES	5

9	CONCLUDING PROVISIONS	5

Technical agreement on tasks and the division of responsibilities in the supply of materials from Rosemont Pharmaceuticals to Oncogenerix.

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Technical agreement on tasks and the division of responsibilities in the supply of materials from Rosemont Pharmaceuticals to Oncogenerix

The following Agreement has been concluded between:

Oncogenerix, Inc. – (CG – Contract Giver)

and

Rosemont Pharmaceuticals Ltd – (CA – Contract Acceptor)

For the supply of:

Soltamox® (tamoxifen liquid, 10 mg / 5 mL, 150 mL)

And other finished products as specified in commercial agreements

1	Introduction

a)	In the pharmaceutical sector, material supply means the supply of material or drug product with responsibility divided; the CA, on its own responsibility, produces, packs and inspects the material in accordance with agreed procedures, and any deviation from the written arrangements must be notified to the CG.

b)	This Agreement is primarily a technical agreement and does not purport to be exhaustive in relation to legal issues. Therefore, arrangements on prices and other commercial terms (in particular; presentation, delivery times, liability, guarantees and confidentiality) should be described in a separate agreement.

c)	In the manufacture, packaging and / or testing of the material, the CA must follow, where appropriate, the European GMP (2003/94/EC), US GMP, (21 CFR Part 211), and/or all other applicable (inter)national rules and guidelines.

d)	If the CA and the CG are to designate contact names and details for all technical pharmaceutical matters, the appropriate contact persons are named in Appendix 1.

2	Object of the Agreement

a)	The provisions of this Agreement apply to all orders for material that are issued after this Agreement is signed and before its termination is effected. They also apply to existing orders issued by the CG to the CA that have not been substantially completed at the date of this Agreement.

b)	Appendix 2 contains:

i)	A list specifying how the responsibilities are defined between the CG and the CA, for each material.

ii)	A sample of certificates of compliance and certificate of analysis to be provided with each delivery of material.

Technical agreement on tasks and the division of responsibilities in the supply of materials from Rosemont Pharmaceuticals to Oncogenerix.

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3	Facilities, Equipment, and Personnel

a)	The facilities and equipment used by the CA to manufacture, test and perform the release activity will be maintained in accordance with current Good Manufacturing Practice (cGMP). They should be located, designed and constructed to facilitate cleaning, maintenance and operations, as appropriate for the type of manufacture involved.

b)	Equipment used by the CA in the manufacture of the material should be of appropriate design, materials, construction, size and suitability to allow for its intended use, cleaning and maintenance.

c)	All CA personnel responsible for the manufacturing, packaging, testing, or approval of drug products shall be appropriately trained and educated and conform to applicable GMP regulations.

4	Starting and Packaging Materials

a)	The CA is responsible for the proper quality of the starting materials that it purchases. They will be inspected by the CA for quality and identity, and released for use, in accordance with written procedures.

5	Manufacture, Methods and Records

a)	The CA is to manufacture in accordance with Good Manufacturing Practice according to current guidance.

b)	Appropriate systems must be in place for the documentation and management of process deviations or planned changes.

c)	For every material manufactured and / or analysed, the CA is to retain the documentation of starting materials and manufactured material.

6	Quality Control and Test Records

a)	Quality assurance and control on the part of the CA will be the responsibility of the CA’s Quality Department.

b)	The CA will provide tot eh CG; a Certificate of Compliance and a Certificate of Analysis for each batch of material produced or packed, each will signed approval by the Person Responsible for Quality.

c)	The CG will receive the agreed documentation for each batch of material, as laid down in Appendix 2, at the same time as the relevant material’s delivery.

d)	The CA will provide to the CG quality control samples and QC data/documents as requested.

Technical agreement on tasks and the division of responsibilities in the supply of materials from Rosemont Pharmaceuticals to Oncogenerix.

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7	Complaints and Recall

a)	The CG will notify the CA in writing of any complaints received concerning the material supplied, within seven calendar days of the receipt of the complaint, and will require a written response from the CA to the complaint within 30 calendar days of the receipt of the complaint.

8	Contracting of Third Parties

a)	If the CA does not do the work covered by this Agreement itself, but agrees to sub-contract it to third parties, any such agreement made between the CA and a third party must contain, as minimum, the same contractual obligations as those defined in this Agreement. All such agreements must receive prior approval from the CG.

9	Concluding Provisions

a)	This Agreement comes into force when signed by both contracting parties. It is valid for a three year period, after which the CG has the responsibility to initiate a review.

b)	This agreement can be terminated by either party, in accordance with the commercial terms.

c)	Amendments and addenda to this Agreement and its appendices may be made only by mutual agreement, and must be defined in writing. Mutually agreed procedures come into force automatically without signing a new agreement.

Signed on behalf of:

Contract Giver

/s/ M. L. Radomsky

Name Michael L. Radomsky

Title VP, Development and Manufacturing

Date 29 July 2011

Contract Acceptor

/s/ John Robertson

Name John K. Robertson

Title QA Manager

Date 22nd July 2011

Technical agreement on tasks and the division of responsibilities in the supply of materials from Rosemont Pharmaceuticals to Oncogenerix.

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Appendix 1:

Responsible People

Person responsible for Quality:

Contract Giver:

Name:	Michael Radomsky

Title:	VP, Development and Manufacturing

Contact Acceptor:

Name:	John Robertson

Title:	Quality Assurance Manager

Technical agreement on tasks and the division of responsibilities in the supply of materials from Rosemont Pharmaceuticals to Oncogenerix.

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Appendix 2

Division of Pharmaceutical Responsibilities

Drug Product

CG: Oncogenerix, Inc.

CA: Rosemont Pharmaceuticals Ltd

	Contract Giver	Contract Acceptor

Active Ingredient
Specification	☐	☒
Purchase	☐	☒
Testing	☐	☒
Storage	☐	☒
Other Starting Materials
Specification	☐	☒
Purchase	☐	☒
Testing	☐	☒
Storage	☐	☒
Primary Packing Materials
Specification	☐	☒
Purchase	☐	☒
Testing	☐	☒
Storage	☐	☒

Documentation Required
	Every Consignment	On Request

Primary Packaging Materials
Certificate of testing	☐	☒
API
Certificate of Analysis	☐	☒
Finished Product
Certificate of Analysis	☒	☐
QP Certificate of Compliance	☒	☐

Exhibit B

Supply Agreement

The terms and conditions of this Exhibit B and Rosemont’s standard Terms and Conditions of Sale (from time to time) shall apply to the supply and purchase of the Licensed Products.

Supply of the Products:

1.	Rosemont shall sell and Oncogenerix shall purchase the Licensed Products and such quantities of the Licensed Products as are ordered by Oncogenerix, subject to Rosemont’s standard Terms and Conditions of Sale from time to time, a current copy as at the Effective Date is attached to this Exhibit B; anything to the contrary notwithstanding, any Terms and Conditions of Sale shall not be contrary to, or in contravention of, the terms set forth in the Agreement.

2.	Unless otherwise agreed in writing, orders for the Licensed Products shall be given by Oncogenerix submitting a purchase order to Rosemont. No order placed by Oncogenerix shall be deemed to have been accepted by Rosemont, and orders for the Licensed Products shall become binding upon Rosemont issuing an order acknowledgement to Oncogenerix; to the extent that Rosemont fails to submit an order acknowledgement to Oncogenerix within ten (10) Business Days of receipt of a purchase order then the order shall be considered accepted and binding upon Rosemont.

3.	For the avoidance of doubt, this Agreement shall expressly exclude any standard terms and conditions of purchase or other terms and conditions that Oncogenerix may purport to apply under this Agreement or under any purchase order.

4.	The following terms of Rosemont’s standard Terms and Conditions of Sale shall not apply under this Agreement; clause 1.2 (the Price), clause 12 (United Kingdom Regulations) and clause 13 (Patents and Trade Marks). The United Nations Convention on Contracts for the International Sale of Goods is expressly excluded under this Supply Agreement.

Forecasting and Ordering:

5.	Oncogenerix shall supply a rolling twelve (12) month forecast of its estimated requirements for the Licensed Products to be updated on a quarterly basis detailing final confirmation of Oncogenerix’s requirements for the Licensed Products for the following three (3) months.

Delivery:

6.	Delivery of the Licensed Products shall be CIF (cost insurance freight) to a mutually agreed upon port within the USA, in accordance with the International Chamber of Commerce INCOTERMS 2010 at Rosemont’s site at the address first written in this Agreement. Time for delivery shall not be of the essence for the purposes of this Agreement.

7.	Rosemont will endeavour to comply with the reasonable requests of Oncogenerix for postponement of delivery of the Licensed Products but shall be under no obligation to do so. Where delivery is postponed at the request of Oncogenerix, and which is otherwise than due to default by Rosemont, Oncogenerix, shall without prejudice to all other rights and remedies available to Rosemont, pay all costs and expenses, including a reasonable charge for storage and transportation incurred by Rosemont as a result of such postponement.

8.	Rosemont may deliver the Licensed Products in separate instalments. Each separate instalment shall be invoiced and paid for in accordance with the provisions of this Agreement. Any failure by Rosemont to delivery or claim by Oncogenerix in respect of any one or more of the instalments in accordance with this Agreement shall not entitled Oncogenerix to treat this Supply Agreement and/or this Agreement as a whole as repudiated.

Price and Payment:

1.	The Price for the Licensed Products shall be [****]. Time for payment shall be of the essence for the purposes of this Agreement.

2.	[****]

3.	If Oncogenerix fails to make a payment to Rosemont of any sums owed in the timescale specified in this Agreement, Rosemont shall be entitled, without prejudice to any other right or remedy, to do all or any of the following:

a.	suspend without notice any or all further deliveries of the Licensed Product under this Agreement and any other contract(s) between Rosemont and Oncogenerix; and/or

b.	serve notice on Oncogenerix requiring immediate payment of all Licensed Products supplied by Rosemont by Rosemont under this and all other contracts with Oncogenerix whether or not payment is otherwise due.

4.	Except as expressly permitted under the terms of this Agreement, Oncogenerix shall not have the right to withhold or deduct any amounts payable under this Agreement (whether by way of set-off or otherwise) owing to Rosemont from sums due to Rosemont under this Agreement.

Exhibit C

Commercialisation of Licensed Products

1.	Literature

1.1 Oncogenerix shall prepare and make in appropriate languages at its own expenses all necessary sales, technical, advertising and Promotional Material relating to the Licensed Product for use in the Territory.

1.2 Oncogenerix shall be solely responsible for the translation and the accuracy or otherwise such Promotional Material created by it whether or not the same is based on literature supplied by Rosemont or has been approved by Rosemont.

1.3 To the extent practicable, all Promotional Materials shall state that the Licensed Products were developed or manufactured (as appropriate) by Rosemont and are Rosemont’s Licensed Products.

2.	Stock of Licensed Products

Oncogenerix shall comply with all laws from time to time in force in the Territory relating to the Activities regarding the Licensed Products.

3.	Reporting

3.1	Oncogenerix shall:

3.1.1	prepare and submit all reports to Rosemont as required by this Agreement in the form reasonably stipulated by Rosemont;

3.1.2	notify Rosemont without delay of all prosecutions, indictments and other like proceedings threatened or commenced against Oncogenerix, its Affiliates or sublicensees by reason of any failure of the Licensed Products to meet the conditions and standard required by the laws relating to the Licensed Products in the Territory;

3.1.4	promptly submit to Rosemont particulars of all customer complaints received by it directly pertaining to the Licensed Products and use Reseasonable Diligence to ascertain the nature and justification of such complaints and, where possible and practicable, assist customers to overcome all problems encountered by them in relation to the Licensed Products; and

3.1.5	keep detailed records of all technical faults and problems encountered by it in relation to the Licensed Products and its use and operation and provide Rosemont as events occur with a report of such record and a comprehensive fault analysis extracted by such records.

4.	General Obligations

4.1	Oncogenerix shall:

4.1.1	be responsible for procuring such import licences, certificates of origin or other requisite documents in relation to the Licensed Products as shall from time to time be required and bear the cost of obtaining the same and, if required by Rosemont, make available such import licences to Rosemont prior to the relevant shipment; and

4.1.2	not represent itself impliedly or expressly to be the agent of, or to have any authority to bind, Rosemont nor pledge its credit.

Exhibit D

Additional Products

The Additional Products set out in this Exhibit D shall not be binding on Rosemont and serve as an illustration of the potential Additional Products under Section 3.1(d).

Allopurinol

Metoclopramide

Procyclidine

Simvastatin